As filed with the Securities and Exchange Commission on March 31, 2025

Registration No. 333-267783

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT (333-267783)

UNDER

THE SECURITIES ACT OF 1933

micromobility.com, Inc.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	84-3015108
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 Broome St., New York, NY 10013

(917) 675-7157

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gian Luca Spriano

Chief Executive Officer

500 Broome St., New York, NY 10013

(917) 675-7157

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

William Rosenstadt

Ortoli Rosenstadt LLP

366 Madison Ave.

New York, New York 10017

Approximate date of commencement of proposed sale to the public: N/A.

This post-effective amendment is being filed to deregister all of the unsold securities previously registered under the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTES

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (“Post-Effective Amendment”) is being filed by micromobility.com, Inc. (the “Company”) to deregister all unsold securities of the Company remaining under the registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (note that the number of securities listed as being registered pursuant to each Registration Statement listed below does not take into account corporate actions, such as stock splits, taken in the interim):

●	Registration Statement on Form S-3 (No. 333-267783), filed on October 7, 2022 and declared effective on October 17, 2022, pertaining to the registration of an unspecified number of (i) shares of Class A Common Stock, (ii) shares of preferred stock of the Company (“Preferred Stock”), (iii) (iii) warrants for the purchase of Class A Common Stock or Preferred Stock and (iv) units comprising two or more aforementioned securities, up to a maximum aggregate offering price of $100,000,000.

On February 15, 2024, the Nasdaq Stock Market LLC (“Nasdaq) filed a Form 25 with the SEC to complete the delisting of the Class A Common Stock and warrants issued in connection with the Company’s initial public offering (the “Warrants”) from the Nasdaq Capital Market. The Company intends to file a Form 15 with the SEC to notify the SEC of its suspended reporting obligation under Section 15(d) of the Securities Exchange Act of 1934 shortly after effectiveness of this Post-Effective Amendment.

As a result of the delisting and deregistration of the Company’s securities, the Company is terminating all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of this Post-Effective Amendment, any securities that had been registered but remain unsold at the termination of the offering, the Company hereby amends the Registration Statement to remove from registration all securities, as applicable, registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on March 31, 2025.

micromobility.com, Inc.

By:	/s/ Gian Luca Spriano
Name:	Gian Luca Spriano
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 of the Securities Act of 1933, as amended.